UNITED STATES BANKRUPTCY COURT

NORTHERN DISTRICT OF ILLINOIS

EASTERN DIVISION

 In re:

CYTOMEDIX, INC.

(f/k/a Autologous Wound Therapy, Inc.)

Debtor.

Taxpayer ID No.: 23-3011702

Chapter 11 Case No. 01 B 27610 Honorable Eugene R. Wedoff

 Hearing Date: April 23, 2002 10:00 a.m.

 ORDER APPROVING DISCLOSURE STATEMENT AND

RELATED NOTICES, SCHEDULING CONFIRMATION

HEARING, AND ESTABLISHING VOTING PROCEDURES

This matter having come to be heard on the Debtor's motion for an order approving the adequacy of its Disclosure Statement (the "Disclosure Statement") to the Debtor's First Amended Plan of Reorganization of Cytomedix, Inc. (the "Plan"); the Court having reviewed the Disclosure Statement and the Debtor's supplemental filings of (i) technical amendments to the Plan and Disclosure Statement, (ii) the proposed forms for ballots, (iii) the proposed form of summary disclosure (the "Summary Disclosure") to be sent to the holders of the Debtor's Existing Common Stock, and (iv) the proposed form and manner of notice of the Confirmation Hearing; the Court having conducted a hearing on the adequacy of the Disclosure Statement where statements of counsel were heard; the Court finding that notice of the hearing to approve the Disclosure Statement was adequate and in compliance with the Bankruptcy Rules and the Local Rules; the Court further finding that the Disclosure Statement contains "adequate information," as defined in Bankruptcy Code section 1125(a)(1), to enable a hypothetical reasonable investor typical of holders of Claims or Equity Interests of a voting Class to make an informed judgment about the Plan; and other good cause appearing therefor;

IT IS HEREBY ORDERED THAT:

    The Disclosure Statement, attached hereto as Exhibit A (including all exhibits attached thereto) is approved and the Debtor is authorized to transmit the Disclosure Statement to all holders of Claims and Equity Interests in Impaired Classes that are eligible to vote on the Debtor's Plan, to parties to executory contracts or unexpired leases that are being assumed or rejected in accordance with the terms of the Debtor's Plan, to holders of Priority and Secured Tax Claims, holders of Secured Claims, holders of Postpetition Senior Secured Notes, the United States Trustee, governmental entities listed in Bankruptcy Rule 2002(j), and such other persons as have requested special notice in the Reorganization Case. The Debtor need not undertake any additional effort to remail any Disclosure Statement that is returned as undeliverable so long as the Debtor shall have mailed such Disclosure Statement to the mailing address as reflected in the Debtor's Schedules or in filed proofs of claim or proofs of interest. The Debtor shall cause the Disclosure Statement to be transmitted as provided above, first class mail, postage prepaid, on or before May 1, 2002.
    The Debtor is further authorized to circulate the Summary Disclosure attached hereto as Exhibit B to holders of certain Claims and Equity Interests classified in Class 5 (Existing Common Stock), Class 6 (Existing Stock Options), and Class 7 (Other Equity Interests) in lieu of disseminating to these holders a copy of the complete Disclosure Statement. The Debtor shall cause the Summary Disclosure to be transmitted to such holders, first class mail, postage prepaid, on or before May 1, 2002.
    By May 1, 2002, the Debtor shall serve notice of the Confirmation Hearing, in substantially the form attached as Exhibit C hereto, to all entities listed on the Debtor's master mailing matrix. Such notice shall constitute due and adequate notice of the Confirmation Hearing to all holders of Claims or Equity Interests, whether known or unknown.
    The Court shall hold the Confirmation Hearing on June 6, 2002, at 10:00 a.m. (CDT), in Courtroom 744 of the United States Courthouse, 219 South Dearborn Street, Chicago, Illinois. The date of the Confirmation Hearing may be adjourned from time to time without further notice, except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequently adjourned Confirmation Hearing.
    The forms of ballots set forth at Exhibit D hereto (the "Ballots") for voting on the Plan and the instructions and procedures set forth in such Ballots regarding voting on the Plan are approved in their entirety.
    Pursuant to Bankruptcy Rule 3018(a), the Voting Record Date shall be March 31, 2002, at 5:00 p.m., Eastern Standard Time, and only those persons that actually hold Claims or Equity Interests on the Voting Record Date shall be eligible to vote on the Debtor's Plan.
    The deadline for submitting Ballots on the Debtor's Plan shall be 5:00 p.m., (CDT), on May 28, 2002 (the "Voting Deadline"). Consistent with the Local Rules, the Debtor shall file with the Court a report of balloting on or before 4:30 p.m., June 4, 2002.
    In tabulating the Ballots of holders of claims in Impaired Classes, the Debtor may make the following assumptions:

      The amount of a claim used to tabulate votes to accept or reject the Plan shall be one of the following amounts: (1) the scheduled amount, provided that (a) such claim is not scheduled as contingent, disputed, or unliquidated and (b) no proof of claim has been filed; (2) if a proof of claim has been filed and not objected to, the liquidated amount specified in the filed proof of claim, to the extent such proof of claim is not the subject of an objection; or (3) if such proof of claim is the subject of an objection, the amount temporarily allowed by the Bankruptcy Court for voting purposes upon said claimant's motion initiated prior to the Voting Deadline in accordance with Bankruptcy Rule 3018(a);
      If a Creditor casts a ballot and the Creditor (a) has not filed a proof of claim and is Scheduled as holding a Claim that is contingent, unliquidated, or disputed, or (b) the Creditor has filed a proof of claim, which is the subject of a filed objection, the Creditor's ballot shall not be counted unless temporarily allowed by the Court for voting purposes upon said claimant's motion initiated prior to the Voting Deadline in accordance with Bankruptcy Rule 3018;
      Ballots cast by Creditors whose Claims are not Scheduled, but who have filed proofs of claim in unliquidated, unknown, or unstated amounts that are not the subject of an objection, will have their ballot counted for satisfying the numerosity requirement of Bankruptcy Code section 1126(c), but will not have their ballot counted towards satisfying the aggregate amount provisions of that section;
      Votes cast pursuant to Ballots that are not received by the Clerk of the Bankruptcy Court by the Voting Deadline shall not be counted;
      Creditors and Equity Interest holders must vote their entire Claim or Equity Interest, as the case may be, either to accept or reject the Plan; they cannot "split" their vote, and any such "split" votes shall not be counted; and
      Validly executed Ballots that do not expressly provide a vote either for acceptance or rejection of the Plan shall be counted as an acceptance, but Ballots that both accept and reject the Plan shall not be counted.

    Any objection to confirmation of the Plan must be made in writing and must specify in detail the name and address of the objector, grounds for the objection, evidentiary support therefor, and the amount of the objector's Claim or Equity Interests, or such other grounds as give the objector standing to object to the Plan. Any such objection must be filed with the Clerk of the Bankruptcy Court no later than 4:30 p.m. (CDT) on May 28, 2002, Room 710, 219 South Dearborn Street, Chicago, Illinois, 60604. Any such objection must also be served on the following persons so that it is received by them no later than the deadline for filing any such objection with the Bankruptcy Court:

Counsel for the Debtor:

ROBERT F. COLEMAN & ASSOCIATES

77 West Wacker Drive, Suite 4800

Chicago, Illinois 60601

Telephone: (312) 444-1000

Facsimile: (312) 444-1028

Attn: Steven R. Jakubowski, Esq.

Counsel for the 12% Senior Note Holders:

JENNER & BLOCK LLC

One IBM Plaza

333 North Wabash Avenue, 38th Floor

Chicago, Illinois 60611

Telephone: (312) 222-9350

Facsimile: (312) 840-7352

Attn: Catherine L. Steege, Esq.

Counsel for the United States Trustee:

OFFICE OF THE UNITED STATES TRUSTEE

227 West Monroe Street, Suite 3350

Chicago, Illinois 60606

Telephone: (312) 886-3320

Facsimile: (312) 886-5794

Attn: Richard C. Friedman, Esq.

Any objection to confirmation not timely filed and served shall be deemed waived, and any Person who fails to so timely object shall be deemed by the Bankruptcy Court to have consented to the entry of the Confirmation Order.

ENTERED:

____________________________________

UNITED STATES BANKRUPTCY JUDGE